UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2010 (July 23, 2010)

KEY ENERGY SERVICES, INC.
 (Exact name of registrant as specified in its charter)

Maryland	001-08038	04-2648081
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 McKinney Street, Suite 1800 Houston, Texas	77010
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 713/651-4300

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On July 23, 2010, Key Energy Services, Inc., a Maryland corporation (the “Company”), agreed to purchase from OFS Energy Services, LLC, a Delaware limited liability company (“OFS ES”), 100% of the membership interests of each of Davis Energy Services, LLC, QCP Energy Services, LLC and Swan Energy Services, LLC (the “Purchased Interests”) (and indirectly their related subsidiaries) pursuant to the terms of a Purchase and Sale Agreement (the “Agreement”) by and among the Company, its wholly-owned subsidiary Key Energy Services, LLC, a Texas limited liability company (“Key Sub” and together with the Company, “Buyers”), OFS ES and OFS Holdings, LLC, a Delaware limited liability company (“OFS Holdings” and together with OFS ES, “Sellers”). In addition, Key Sub agreed to acquire certain incidental assets from Sellers that are used exclusively in the purchased business (the “Incidental Assets” and together with the Purchased Interests, the “Purchased Assets”), and to assume certain designated liabilities of Sellers.

The total consideration for the purchase of the Purchased Assets is 15,807,233 shares of the Company’s common stock (the “Company Shares”) and cash of $75,602,597. The cash portion of the consideration is subject to adjustment and will be (i) decreased for certain unfunded growth capital expenditures, (ii) increased for certain funded growth capital expenditures and (iii) increased or decreased based on closing date net working capital (as defined in the Agreement) as compared to a target amount. An aggregate of 2,376,000 Company Shares will be held back for a period of one year for purposes of securing any indemnification obligations of Sellers under the Agreement.

The Agreement contains customary representations, warranties, covenants and indemnification obligations of the parties. Closing will occur after the satisfaction of certain regulatory approvals and other customary closing conditions. If closing has not occurred by September 30, 2010, the Agreement may be terminated by either Buyers or Sellers; provided that Buyers can extend this date to November 1, 2010, if, despite their diligent efforts, Buyers were unable to complete their post-signing environmental due diligence. The Agreement contains other customary termination rights, but also contains a termination right in favor of both Buyers and Sellers if, pursuant to Buyers’ post-signing environmental due diligence, Buyers indentify potential environmental liabilities the remediation costs of which exceed a material specified dollar threshold that, based on current information, is not anticipated to be reached.

After closing, the Company has agreed to create a new directorship on the Company’s board of directors (the “Board”) with a term ending at the 2012 annual stockholder meeting and to appoint one nominee designated by OFS ES to fill such vacancy. The nominee must meet the definition of “independent director” (within the meaning of the NYSE rules), and the nomination of such nominee will be subject to the Company’s corporate governance and other policies for the nomination and service of directors on the Board. The nominee will agree to resign from the Board, subject to the Board’s discretion to accept such resignation, if and when ArcLight Energy Partners Fund III, L.P. beneficially owns Company Shares representing less than 5% of the Company’s outstanding common stock.

The Company has also agreed to grant customary registration rights pursuant to which, within 90 days after closing, the Company will file a registration statement with the Securities and Exchange Commission registering the resale of the Company Shares. Beginning one year after closing, the Company has also agreed to grant customary piggyback registration rights with respect to the Company Shares for one registered offering by the Company, subject to customary exceptions and customary underwriter cutback provisions. The registration rights will terminate on the earlier of (i) two years after the closing, (ii) the date on which all of the Company Shares have been sold under a registration statement or (iii) the date on which all of the Company Shares may be sold without registration and without restriction on the number of shares to be sold under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”). The registration rights contain customary indemnification, market-standoff and black-out provisions.

Under the Agreement, OFS ES and its permitted transferees have agreed not to transfer their Company Shares for a period of 180 days after closing, and have agreed not to dispose of their Company Shares during certain offerings of equity-based securities by the Company. The Company has agreed to assist OFS ES and its permitted transferees in their sale of Company Shares pursuant to Rule 144.

Under Agreement, for a period of 18 months after closing, Sellers and their respective affiliates have agreed not to solicit employees or customers of the purchased business that were employees or customers of the purchased business during the 12-month period prior to closing.

Item 7.01. Regulation FD Disclosure

On July 26, 2010, the Company issued a press release announcing its agreement to purchase the Purchased Assets, a copy of which is furnished with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference. The information contained in this Item 7.01 (including Exhibit 99.1 attached hereto) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

99.1	Press Release of Key Energy Services, Inc. issued July 26, 2010.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEY ENERGY SERVICES, INC.

Dated: July 26, 2010	By: /s/ Kimberly R. Frye
Kimberly R. Frye
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Key Energy Services, Inc. issued July 26, 2010.